AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 2007           REGISTRATION NO. 333-138042

 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

SOLERA NATIONAL BANCORP, INC.
(Name of small business issuer in its charter)

DELAWARE	6021	02-0774841
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
________________________

5801 West Alameda Ave, Suite B
Lakewood, Colorado 80226
(303) 209-8600
(Address and telephone number of principal executive offices and principal place of business)

_______________________
JAMES PEREZ FOSTER
Solera National Bancorp, Inc.
5801 West Alameda Ave, Suite B
Lakewood, Colorado 80226
(303) 209-8600
(Name, address and telephone number of agent for service)
________________________

Copies to:
PETER G. WEINSTOCK Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4746 pweinstock@jenkens.com	PAM GATES O’QUINN Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4730 poquinn@jenkens.com
________________________

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee
Shares of common stock, $0.01 par value	2,400,000	$10.00	$24,000,000	$2,568.00
Rights to purchase shares of common stock	480,000 (2)	$12.50	(3)	$0 (3)
Shares of common stock, $0.01 par value	480,000	$12.50 (4)	$6,000,000	$642.00
Rights to purchase shares of common stock	252,992 (5)	$10.00	(3)	$0 (3)
Shares of common stock, $0.01 par value	252,992	$10.00 (4)	$2,529,920	$270.70

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) Warrants to purchase an aggregate of up to 480,000 shares of common stock at an exercise price of $12.50 per share will be issued to the initial shareholders of the registrant in connection with this offering.
(3) Pursuant to Rule 457(g), no separate registration fee is required for the rights.
(4) Represents the exercise price per share for each warrant.
(5) Warrants to purchase an aggregate of up to 252,992 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the registrant in connection with this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the applicable provisions of the laws of Delaware, the registrant’s certificate of incorporation provide generally that the registrant shall indemnify and hold harmless each of its directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. However, the registrant will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency or other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, the registrant’s certificate of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the registrant and to the shareholders of the registrant for breach of a duty as a director. There is no release of liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) any transaction from which the director derived an improper personal benefit. The certificate of incorporation also contains a provision that, in the event that Delaware law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the registrant will be eliminated or limited to the fullest extent permitted by law. The certificate of incorporation does not eliminate or limit the right of the registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses, other than underwriting discounts and commissions, of the sale of the registrant’s common stock, $0.01 par value, are as follows:

Securities and Exchange Commission registration fee	$3,480.70
Blue sky fees and expense	$13,000.00
Other offering expenses	$158,519.30
Total	$175,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27.  EXHIBITS

NUMBER	DESCRIPTION

3.1	Certificate of incorporation*
3.2	Bylaws*
4.1	Specimen common stock certificate*
4.2	Form of Solera National Bancorp, Inc. Organizers’ Warrant Agreement*
4.3	Form of Solera National Bancorp, Inc. Shareholders’ Warrant Agreement*
4.4	See Exhibits 3.1 and 3.2 for provisions of the certificate of incorporation and bylaws defining rights of holders of the common stock
5.1	Legal opinion of Jenkens & Gilchrist, P.C.
10.1	Form of engagement letter for consulting services by and between Bankmark & Financial Marketing Services and Solera National Bancorp, Inc. (f/k/a Patria Corporation), regarding marketing*

10.2	Form of engagement letter for consulting services by and between Bankmark & Financial Marketing Services and Solera National Bancorp, Inc. (f/k/a Patria Corporation), regarding regulatory application*
10.3	Solera National Bancorp, Inc. 2007 Stock Incentive Plan*+
10.4	Form of Employment Agreement by and between Solera National Bank and James Perez Foster*+
10.5	Form of Employment Agreement by and between Solera National Bank and Robert Fenton*+
10.6	Form of Employment Agreement by and between Solera National Bank and Mark Martinez*+
10.7	Form of Employment Agreement by and between Solera National Bank and Paul Ferguson*+
10.8	Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and James Perez Foster*+
10.9	Form of Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and Robert Fenton*+
10.10	Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and Mark Martinez*+
10.11	Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and Paul Ferguson*+
10.12	Lease Agreement dated September 27, 2005, by and between Forest Park Realty Investments, LLC and Solera National Bancorp, Inc. (f/k/a Patria Corporation)*
10.13	Lease Agreement dated June 16, 2006, by and between 319 South Sheridan LLC and Solera National Bancorp, Inc. *
10.14	Lease Agreement dated June 19, 2006, by and between Clairbridge LLC and Solera National Bancorp, Inc.*
10.15	Data Processing Services Agreement, dated March 22, 2006, by and between Fidelity Information Services, Inc. and Solera Bank, N.A.*
10.16	Form of Pre-Opening Funds Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and the organizers*
23.1	Consent of McGladrey & Pullen, LLP dated February 20, 2006*
23.2	Consent of Jenkens & Gilchrist, P.C. (contained in Exhibit 5.1)
24.1	Power of attorney (appears on the signature pages to the Registration Statement on Form SB-2)
99.1	Subscription Agreement (see Appendix A of the prospectus)

+ Indicates a compensatory plan or contract.
* Previously filed as an exhibit to the registration statement filed October 17, 2006 or the amendment thereto dated February 20, 2007.

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes as follows:

(a)  (1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on March 7, 2007.

SOLERA NATIONAL BANCORP, INC.

By: /s/ James Foster
       James Perez Foster
       Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints James Perez Foster his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Norma Akers*	Director	March __, 2007
Norma Akers

/s/ Rob Alvarado*	Director	March __, 2007
Rob Alvarado

/s/ Maria Arias*	Director	March __, 2007
Maria Arias

/s/ Douglas Crichfield*	Director	March __, 2007
Douglas Crichfield

/s/ Robert Fenton*	Chief Financial Officer	March __, 2007
Robert Fenton(2)

/s/ Paul Ferguson*	Director, President & CEO	March __, 2007
Paul Ferguson

/s/ James Perez Foster*	Director & Chairman of the Board	March __, 2007
James Perez Foster(1)

/s/ Robert Gallegos*	Director	March __, 2007
Robert Gallegos

/s/ Steve Gutterman*	Director	March __, 2007
Steve Gutterman

/s/ Dr. Christine Johnson*	Director	March __, 2007
Dr. Christine Johnson

/s/ Ronald Montoya*	Director	March __, 2007
Ronald Montoya

/s/ Joel Rosenstein*	Director	March __, 2007
Joel Rosenstein

/s/ Basil Sabbah*	Director	March __, 2007
Basil Sabbah

/s/ Stan Sena*	Director	March __, 2007
Stan Sena

/s/ Mark Smith*	Director	March __, 2007
Mark Smith

/s/ K.C. Veio*	Director	March __, 2007
K.C. Veio

* /s/ James Foster
James Perez Foster
Attorney in Fact
_________
(1) Principal executive officer
(2)  Principal financial and accounting officer